Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Sees Further Opportunity from Albertsons Companies Investment

Albertsons-Rite Aid merger brings Company’s 2020 Vision one step closer

NEW HYDE PARK, New York, February 20, 2018 - Kimco Realty Corp. (NYSE: KIM) confirms its participation as an investor in connection with today’s announced execution of a definitive agreement under which Albertsons Companies (“Albertsons”) will acquire all outstanding shares of Rite Aid Corporation (NYSE: RAD). Following the close of the transaction, the combined company is expected to trade on the New York Stock Exchange. The merger is expected to close early in the second half of 2018, subject to the approval of Rite Aid’s shareholders, regulatory approvals, and other customary closing conditions.

“Today’s announced agreement between Albertsons and Rite Aid will result in a stronger, more diversified company that combines health, wellness and convenience to deliver an enhanced customer experience, demonstrating what we believe is the future of retail,” stated Conor Flynn, Kimco’s Chief Executive Officer. “Additionally, this merger underscores how we continue to benefit from our highly successful investment in Albertsons. Upon completion, we will have a clear indication of the resulting market value of our stake.” Flynn continued, “Beyond the strong returns we have already generated, we will have greater flexibility and liquidity with our investment via the public markets.”

As of December 31, 2017, Kimco maintains a 9.74 percent ownership interest in the existing Albertsons, with a cumulative investment of $140 million that is on the cost method of accounting. Once the merger transaction is consummated, the company will treat this investment as a marketable security with the resulting change in market value reflected in the company’s statement of operations, with proceeds from a potential future sale of the company’s investment accretive to cash flow. Should Kimco decide to monetize its investment in the coming years, consistent with its 2020 Vision, it would expect to utilize proceeds to further reduce leverage, fund future development and redevelopment activity, and/or buy back shares under the recently authorized stock repurchase program.

History

In 2006, a Cerberus-led investment group acquired 661 non-core Albertsons stores from Albertsons, Inc. Kimco invested approximately $51 million. In 2013, the investment group acquired the remaining Albertsons stores, as well as the grocery banners of Jewel-Osco, Acme, Shaws and Star Markets, from SUPERVALU (NYSE: SVU) for $3.3 billion, with Kimco contributing an additional $37 million. As part of this transaction, Kimco purchased 8.2 million shares of SUPERVALU common stock for $33.6 million, which was subsequently sold for a $39.9 million gain. The consortium then acquired the Safeway grocery banner in 2015, with Kimco contributing $85.3 million. Through the end of 2017, Kimco had received in excess of $300 million in cash distributions from its Albertsons investment, inclusive of the proceeds from the SUPERVALU stock sale.

Conference Call Details

An analyst call will be conducted at 8:30 a.m. Eastern Time today with remarks by management teams from Albertsons and Rite Aid. The call will be simulcast via the internet and can be accessed at www.riteaid.com in the conference call section of investor information. The investor presentation can be accessed on the Investor Relations section of www.riteaid.com and on www.albertsonscompanies.com/investors.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of December 31, 2017, the company owned interests in 492 U.S. shopping centers comprising 83 million square feet of leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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CONTACT:

David F. Bujnicki

Senior Vice President, Investor Relations and Strategy

Kimco Realty Corp.

1-866-831-4297

dbujnicki@kimcorealty.com